UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

Hansen Natural Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

550 Monica Circle Suite 201

Corona, California 92880

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hansen Natural Corporation (the “Company”) announced the appointment of Nick R. Gagliardi, age 52, as Chief Operating Officer of Monster Beverage Company, a division of Hansen Beverage Company (“HBC”), a subsidiary of the Company, effective July 27, 2009.

Prior to starting with HBC, Mr. Gagliardi served as President of Liquid Investments, a wholesale beverage distribution holding company based in San Diego, which he joined in 2002. From April 1998 to January 2002, Mr. Gagliardi held various management positions, including Vice President and General Manager, of Labatt USA, which later became a unit of Anheuser-Busch InBev. From 1982 to 1998, Gagliardi served in various capacities at Colgate-Palmolive Co., including Vice President of the Canadian division.

In connection with his appointment as Chief Operating Officer, Mr. Gagliardi and HBC executed a written offer of employment on June 30, 2009. The written offer of employment specifies that Mr. Gagliardi’s annual base salary will be $255,000. Mr. Gagliardi is eligible to receive a discretionary annual bonus of up to 50% of his base salary, plus dislocation allowance. Mr. Gagliardi’s employment is “at will” and may be terminated by either Mr. Gagliardi or HBC at any time. Mr. Gagliardi will receive an option to purchase 60,000 shares of the Company’s common stock at the closing price of Company’s common stock on August 3, 2009. The option is scheduled to vest, subject to Mr. Gagliardi’s continued employment, in equal installments on each of the first five anniversaries of the grant date, and shall expire on the tenth anniversary of the grant date.

A copy of the press release announcing the appointment of Mr. Gagliardi is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit 99.1	Press Release, dated July 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hansen Natural Corporation

Date: July 30, 2009	/s/ Hilton H. Schlosberg

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Hilton H. Schlosberg

Vice Chairman of the Board of Directors,

President, Chief Operating Officer, Chief Financial Officer and Secretary